Exhibit 10.1

AMENDMENT NO. 2

TO THE

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2003 EQUITY INCENTIVE PLAN

WHEREAS, Pennsylvania Real Estate Investment Trust (the “Trust”) sponsors the Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (the “Plan”);

WHEREAS, the Plan has been amended on one occasion;

WHEREAS, Section 9(a) of the Plan provides that, subject to certain inapplicable limitations, the Board of Trustees of the Trust (the “Board”) may amend the Plan; and

WHEREAS, the Board desires to amend the Plan to prohibit (without shareholder approval) the repricing of options and share appreciation rights;

NOW, THEREFORE, effective as of January 1, 2008:

1. A new subsection (g) is added to the end of Section 7.1 (“Options”) of the Plan to read as follows:

(g) No Repricing. Repricing of Options shall not be permitted without the approval of the shareholders of the Trust. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 8.3); (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an event set forth in Section 8.4 (involving certain corporate transactions). Such cancellation and exchange will be considered a “repricing” regardless of whether it would be treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

2. A new subsection (e) is added to the end of Section 7.2 (“Share Appreciation Rights”) of the Plan to read as follows:

(e) No Repricing. Repricing of SARs shall not be permitted without the approval of the shareholders of the Trust. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an SAR to lower its exercise price (i.e., its starting value) (other than on account of capital adjustments resulting from share splits, etc., as described in Section 8.3); (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an SAR in exchange for another Award at a time when its exercise price (i.e., its starting value) is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an event set forth in Section 8.4 (involving certain corporate transactions). Such cancellation and exchange will be considered a “repricing” regardless of whether it would be treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

3. The first sentence of subsection (a) of Section 9 (“Suspension, Amendment or Termination of the Plan”) is hereby amended to read as follows:

(a) In General. The Board, pursuant to a written resolution, may from time to time suspend or terminate the Plan or amend it and, except as provided in Sections 3(b)(4), 7.1(a), 7.1(g), 7.2(e) and 8.4(a), the Committee may amend any outstanding Awards in any respect whatsoever; except that, without the approval of the shareholders (given in the manner set forth in subsection (b) below) –

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IN WITNESS WHEREOF, the Trust has caused these presents to be duly executed this 28th day of December, 2007.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Executive Vice President and General Counsel